Exhibit 99.1

Midwest Holding Inc. Expands Board of Directors to Nine Members with Two New Nominations

LINCOLN, Neb., May 13, 2021 /PRNewswire/ -- Midwest Holding Inc. ("Midwest") (NASDAQ: MDWT), today announced the nomination of two new members to be elected to the company’s Board of Directors at Midwest’s upcoming annual meeting of stockholders scheduled for June 29, 2021.

“We’re excited to announce the nomination of Nancy Callahan and Diane Davis to our Board of Directors,” said Michael Salem, Midwest’s co-CEO. “In Nancy and Diane, we are adding two seasoned executives with deep subject matter expertise to support our strategic growth initiatives.”

Nancy Callahan brings over 25 years of experience as an executive, board-level strategic advisor and innovator in technology, financial services and insurance. She is currently the Global Vice President of Strategy for SAP Customer Success Services, having previously held several senior leadership positions at AIG and Reuters Group.

Diane Davis brings over 20 years of experience in life insurance as an actuary, business head and CEO at several insurance companies, having previously served as the Chief Risk Officer for Zurich Life North America. She has held numerous senior leadership positions over her career including at Kemper Investors Life, Zurich and Farmers New World Life Insurance.

If elected to serve as directors at the upcoming annual meeting of stockholders, the appointments of Ms. Callahan and Ms. Davis will increase Midwest’s total board size from seven to nine.

Biographies

Nancy Callahan. Ms. Callahan has over 25 years of experience acting as a versatile business leader, delivering market differentiation through profit and loss oversight, general management, strategy, corporate governance, product development and business development. She is currently Global VP of Strategy for SAP Customer Success Services, and previously, Global VP of Strategy and Growth for SAP Digital Business Services, positions she has held since 2017. From 2015 to 2017, Ms. Callahan served as Chief of Staff to an SAP Board Member for the SAP Business Networks and Applications Group. During 2014, she served as Chief of Staff to the President and COO of Concur Technologies (“Concur”). From 2013 to 2014, Ms. Callahan served as Senior Director of Platform and Web Services at Concur. From 2010 to 2012, she served as Senior Director of Product Development and Mobile Strategy with Concur. From 2001 to 2009, Ms. Callahan worked at American International Group (“AIG”), serving in many capacities including VP of Commercial Insurance with the Financial Institutions Division, VP of the Professional Liability Division and VP of Business Development in the AIG Identity Theft & Fraud Division. Prior to that, she was President of Reuters Futures Services, Inc., a business unit of Reuters Group which is now part of Thomson Reuters.

Ms. Callahan received her BS in Systems Engineering from the School of Engineering and Applied Sciences at the University of Virginia and her MBA in Finance from the University of Virginia’s Darden School of Business. Additionally, she has completed the Women Board Directors Development Program with the Foster School of Business at the University of Washington.

Diane Davis. Ms. Davis has nearly 20 years of experience in executive positions utilizing her practical background in data governance, risk management, finance and leadership to be an engaged and thoughtful board member. She is currently serving, and has been since March 2020, as a Board Member with First Financial Northwest Bank. Additionally, Ms. Davis is currently serving, since 2014, as Board Member of the Habitat for Humanity for Seattle-King County. In this capacity, she serves as the Secretary and Governance Committee Chair. From 2016 to 2019, Ms. Davis served as President and CEO of Farmers New World Life Insurance Company. From 2013 to 2016, she served as Chief Risk Officer of Zurich Insurance Company’s Global Life North America region. From 2010 to 2013, Ms. Davis served as Chief Risk Officer of Farmers New World Life Insurance Company. From 2003 to 2010, she served in various senior executive roles at Kemper Investors Life Insurance Company. Prior to that, she gained experience through actuarial, marketing, distribution and strategic finance positions.

Ms. Davis received her BS in Actuarial Science from the University of Illinois at Urbana-Champaign and her MBA from the University of Washington. She is a Fellow of the Society of Actuaries.

About Midwest Holding Inc.

Midwest Holding Inc. is a rapidly growing, technology-enabled, services-oriented annuity platform. Midwest designs and develops in-demand annuity products that are distributed through independent distribution channels, to a large and growing demographic of U.S. retirees. Midwest originates, manages and transfers these annuities through reinsurance arrangements to asset managers and other third-party investors, who are actively seeking these financially attractive products. Midwest also provides the operational and regulatory infrastructure and expertise to enable asset managers and third-party investors to form, capitalize and manage their own reinsurance capital vehicles.

Investor contact: ir@midwestholding.com

Media inquiries: press@midwestholding.com